         STOCK PURCHASE AND OPTION AGREEMENT (the "Agreement"), dated as of May 10, 2002, between KATHRYN TRAVIS (the "Seller"), and PRIME MANAGEMENT CORPORATION, a New York corporation (the "Purchaser").


                              W I T N E S S E T H:

         WHEREAS, the Seller owns 165,000 shares (the "Purchased Shares") of common stock, par value $.01 per share (the "Common Stock"), of Gilman & Ciocia, Inc. ("Issuer");

         WHEREAS, the Seller owns an additional 168,981 shares of the Common Stock (the "Option Shares");

         WHEREAS, the Seller desires to sell the Purchased Shares and to grant the Option (as defined below) to purchase the Option Shares to the Purchaser, and the Purchaser desires to purchase the Purchased Shares and the Option to purchase the Option Shares from the Seller, at the purchase price of $494,000 for the Purchased Shares and $1,000 for the Option (collectively, the "Purchase Price"), all on the terms set forth herein.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1.    Sale and Purchase of the Purchased Shares and Grant of Option.

               (a) The Seller hereby agrees to transfer, assign and sell the Purchased Shares to the Purchaser, and the Purchaser hereby agrees to purchase the Purchased Shares from the Seller, at the Closing (as defined in subsection
(c) below).

               (b) Subject to Sections 3 and 4 below, the Seller hereby grants to the Purchaser the right (the "Option") for a period of five years from the date of this Agreement (the "Option Period") to purchase any or all of the Option Shares from the Seller at an exercise price per share (the "Option Price") equal to 160% of the average closing price of the Common Stock as quoted on the Nasdaq National Market (or such other market or exchange on which the Common Stock shall be listed or quoted) on the 20 trading days prior to any exercise of the Option, except that the Option Price shall not in any event be less than $75 per share.

               (c) At a closing (the "Closing") to be held at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, NY 10022 at 10:00 AM on May 16, 2002 (or such other place, time or date as the Seller and the Purchaser shall agree) (the "Closing Date") the Seller shall deliver to the Purchaser a certificate or certificates evidencing the Purchased Shares, duly endorsed or accompanied by a stock power duly executed in blank, and the Purchaser shall pay the Purchase Price to the Seller by wire transfer of immediately available funds. Immediately after delivery of the Purchased Shares to the Purchaser and payment of the Purchase Price to the Seller at the Closing, the Purchaser shall deliver the Purchased Shares to the Trustee (as defined below) to be placed in a voting trust pursuant to Section 2 below. Immediately after payment of the Purchase Price to the Seller at the Closing, the Seller shall deliver a certificate or certificates evidencing the Option Shares, duly endorsed or accompanied by a stock power duly executed in blank, to the Trustee, to be placed in a voting trust pursuant to Section 2 below.

         2. Voting Trust Agreement. The Option Shares and the Purchased Shares shall be placed into a voting trust (the "Trust") for the duration of the Option Period pursuant to a voting trust agreement (the "Trust Agreement") dated as of the Closing Date, in substantially the form attached hereto as Exhibit A by and between the Seller, the Purchaser and Michael Ryan (the "Trustee").

         3.    Rights of First Refusal.

               (a) Restricted Period. During the Option Period, the Seller may not, except in accordance with this Section 3, sell, pledge, hypothecate, or otherwise encumber any Option Shares, or any interest therein.

               (b) Transfer Notice. Commencing with the second anniversary of the date of this Agreement, if the Seller proposes to pledge, transfer, hypothecate or otherwise encumber any Option Shares to one or more third parties in one or more related transactions pursuant to a bona fide agreement with such third parties, or to sell such Option Shares over the Nasdaq National Market (or such other market or exchange as the Common Stock shall be listed or quoted on) (a "Transfer"), then the Seller shall give the Purchaser written notice of the Seller' intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include a reasonable description of the Option Shares to be transferred ("Offered Shares"), the identity of the prospective transferee(s), the consideration to be paid and the material terms and conditions upon which the proposed Transfer is to be made; provided, however, that the total number of Offered Shares shall not exceed 50,000 in any one-year period.

               (c) Purchaser's Option. The Purchaser shall have an option for a period of 30 days from receipt of the Transfer Notice to elect to purchase some or all of the Offered Shares from the Seller at the Purchaser's option, at
(i) the same price, terms and conditions as described in the Transfer Notice or
(ii) a price equal to the average closing price of the Issuer's Common Stock as quoted on the Nasdaq National Market (or such other market or exchange as the Common Stock shall be listed or quoted on) over the 20 trading days prior to the date of receipt of the Transfer Notice. The Purchaser may exercise such purchase option and, thereby, purchase all or a portion of the Offered Shares by notifying the Seller in writing before expiration of the 30 day period as to the number of such shares which it wishes to purchase. If the Purchaser gives the Seller notice that it desires to purchase any of the Offered Shares, then payment for such Offered Shares shall be by check or wire transfer, against delivery of such Offered Shares at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than 30 days after the Purchaser's election to purchase the Offered Shares.

               (d) Non-Exercise of Rights. To the extent that the Purchaser has not exercised its right of first refusal to purchase the Offered Shares within the time periods specified in this Agreement, the Seller shall have a period of 30 days from the expiration of such rights in which to sell the Offered Shares, as the case may be, upon terms and conditions (including the purchase price) no less favorable to the Seller than those specified in the Transfer Notice. In the event the Seller does not consummate the sale or disposition of the Offered Shares within the 30 day period from the expiration of these rights, the Purchaser's right of first refusal shall continue to be applicable to any subsequent proposed disposition of Option Shares by the Seller during the

Option Period. Any Offered Shares sold pursuant to this subsection (d) shall be removed from the Trust pursuant to the terms of the Trust Agreement.

         4. Change in Control. In the event of a "Change of Control" (as defined below) of the Issuer during the six months following this Agreement, the Purchaser shall have the right to resell the Purchased Shares and any Option Shares therertofor purchased by it back to the Seller, and the Seller shall have the obligation to purchase such Purchased Shares and Option Shares theretofor purchased, at the purchase prices paid for such Purchased Shares and Option Shares by the Purchaser. A "Change in Control" shall be deemed to occur upon (a) the sale or transfer by any party, or the issuance by the Issuer, of an amount of Common Stock or other equity securities of the Issuer (or warrants, options or other rights to purchase Common Stock or other equity securities of the Issuer), in one or more transactions, related or unrelated, with voting power equal to 20% (10% if such transactions involve current officers or directors of the Issuer) or more of the votes represented by the outstanding Common Stock as of the date of this Agreement (except to Michael Ryan, or individuals or entities controlled by Michael Ryan); or (b) the merger of the Issuer with any person (as such term is defined in the Securities Exchange Act of 1934 (the "Exchange Act")) as a result of which the Issuer is not the surviving entity as a publicly held corporation, the consolidation of the Issuer with any person, or the sale of all or the sale of all or substantially all of the assets of the Issuer (other than in a transaction with an entity controlled by Michael Ryan).

         5. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:

               (a) Title to Shares and Warrants. The Seller is the record and beneficial owner of the Purchased Shares hereby purchased and the Option Shares to be purchased upon the exercise of the Option, free and clear of all liens, pledges, encumbrances, restrictions, and claims.

               (b) Valid and Binding. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

               (c) Non-contravention. The execution and delivery of this Agreement and the Trust Agreement, and the consummation by the Seller of the transactions contemplated by this Agreement and the Trust Agreement, does not constitute a default under (or an event which with notice or lapse of time or both could become a default) or give to others any rights of termination, amendment or cancellation or, any material agreement or instrument to which the Seller is a party, or results in a violation of any law, rule, regulation, order, judgment, or decree (foreign or domestic and including federal and state securities laws and regulations) applicable to the Seller.

               (d) Offering Valid. Assuming the accuracy of the Purchaser's representations and warranties below, the sale of the Purchased Shares and the Option Shares purchased under any exercise of the Option is registered or qualified (or will be exempt from registration and qualification) under the registration requirements of the Securities Act of 1933 (the "Securities Act") and all applicable state securities laws.

               (e) Full Disclosure. To the Sellers' knowledge, none of the reports, schedules, forms and statements filed by the Issuer with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller has no knowledge of any material events that would be required to be disclosed in a Current Report on Form 8-K under the Exchange Act.

               (f) Ownership of Additional Common Stock The Purchased Shares and the Option Shares together represent the total number of shares of Common Stock owned by the Seller.


         6. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that:

               (a) Valid and Binding. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

               (b) Investment Representations. It (i) is purchasing the Purchased Shares (and the Option Shares to be purchased upon the exercise of the Option) for its own account without a view to any distribution thereof in violation of the Securities Act; (ii) is an "accredited investor" as defined under Rule 501 under the Securities Act; (iii) has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else the Purchased Shares (and the Option Shares to be purchased upon the exercise of the Option) or any part thereof; (iv) has sufficient knowledge and experience in business matters to evaluate the merits and risks of the investment; and (v) has adequate means of providing for its current needs and possible contingencies; has no need for liquidity of its investment in the Purchased Shares (and the Option Shares to be purchased upon the exercise of the Option) and would be able to bear the economic risk of a complete loss of its proposed investment in the Purchased Shares (and the Option Shares to be purchased upon the exercise of the Option) hereunder.

               (c) Information about Issuer. It acknowledges that it has received and reviewed carefully the Issuer's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

               (d) Offers and Sales. All subsequent offers and sales of the Purchased Shares and any Option Shares purchased upon exercise of the Option shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

               (e) Authorization. It has the requisite corporate power and authority to enter into this Agreement and the Trust Agreement.

         7.    Indemnification.

               (a) By the Seller. The Seller agrees to indemnify and hold harmless the Purchaser and its directors, officers, members, shareholders, employees, agents, successors and assigns (the "Purchaser Parties") against, and to reimburse the Purchaser Parties on demand with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) (collectively, "Damages") which each may suffer, incur or pay by reason of (i) the breach by the Seller of any representation or warranty contained in this Agreement, or in any agreement, certificate or instrument executed by it and contemplated hereby or (ii) the failure of the Seller to perform any agreement required by this Agreement or any agreement, certificate or instrument contemplated hereby.

               (b) By the Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller and their agents, successors and assigns (the "Seller's Parties") against, and to reimburse the Seller's Parties on demand with respect to, any and all Damages which each may suffer, incur or pay by reason of (i) the breach by the Purchaser of any representation or warranty contained in this Agreement or in any agreement, certificate or instrument executed by it and contemplated hereby or (ii) the failure of the Purchaser to perform any agreement required by this Agreement or any agreement, certificate or instrument contemplated hereby.

         8.    Miscellaneous

               (a) Expenses. The parties hereto will bear their own costs, fees and expenses in connection with the negotiation, documentation and/or enforcement of this Agreement.

               (b) No Modification Except in Writing. This Agreement shall not be changed, modified or amended except by a written agreement executed by the parties hereto.

               (c) Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties hereto as to the subject matter hereof.

               (d) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered (i) in person, (ii) by certified or registered mail, return receipt requested, (iii) by Federal Express or other nationally recognized overnight courier service which issues confirmation of delivery or (iv) by confirmed facsimile transmission at the addresses or facsimile numbers set forth below or to such other addresses or facsimile number, as applicable, as any party hereto may designate to the other in writing.

         If to the Purchaser:

                      c/o Katten Muchin Zavis Rosenman
                      575 Madison Avenue
                      New York, New York 10022
                      Facsimile: 212-940-8776
                      Attn:  Merril Mironer, Esq.

         If to the Seller, to it at the address set forth below the Seller's signature below.


Any such notice shall be deemed to be given (i) when delivered, if delivered personally or by Federal Express or other nationally recognized overnight courier service, (ii) on the third business day after the date of mailing, if sent by certified or registered mail or (iii) upon confirmation of receipt, if delivered by facsimile transmission.

               (e) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by either party hereto without the written consent of the other party.

               (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

               (g) Captions; Construction. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

               (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.




                                    SELLER:

                                    /s/ Kathryn Travis
                                    -------------------------------------------



                                    Address:






                                    PURCHASER:

                                    PRIME MANAGEMENT CORPORATION

                                    By: /s/ Michael Ryan
                                       ----------------------------------------
                                    Title:  President
                                          -------------------------------------

                                    EXHIBIT A
                         Form of Voting Trust Agreement


                  VOTING TRUST AGREEMENT, dated as of May __, 2002 between MICHAEL RYAN, (the "Trustee"), PRIME MANAGEMENT CORPORATION, a New York corporation (the "First Beneficiary"), and KATHRYN TRAVIS (the "Second Beneficiary", and together with the First Beneficiary, the "Beneficiaries").


                              W I T N E S S E T H :

                  WHEREAS, the First Beneficiary is the owner of 165,000 shares (the "Purchased Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of Gilman & Ciocia, Inc., a Delaware corporation (the "Company");

                  WHEREAS, the Second Beneficiary is the owner of 168,981 shares (the "Option Shares") of Common Stock; and

                  WHEREAS, in order to vest in the Trustee the sole right to vote the Purchased Shares and the Option Shares, the Beneficiaries are willing to deposit the Option Shares and Purchased Shares with the Trustee under this Agreement.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

           1. DELIVERY TO TRUSTEE OF CERTIFICATES FOR SHARES. Simultaneously with the execution and delivery of this Agreement: (a) the First Beneficiary shall deliver to the Trustee certificates representing an aggregate of 165,000 shares of Common Stock representing the Purchased Shares held by the First Beneficiary, and (b) the Second Beneficiary shall deliver to the Trustee certificates representing an aggregate of 168,981 shares of Common Stock representing the Option Shares held by the Second Beneficiary. Such certificates shall be endorsed in blank or accompanied by duly completed stock powers executed by the Beneficiaries. Immediately subsequent to the execution and delivery of this Agreement, the Trustee shall deliver a copy of this Agreement to the Company for filing in the Company's registered office in the State of Delaware, shall surrender to the Company said certificates and stock powers, and the Trustee and Beneficiaries shall take all further necessary or appropriate actions to enter the name of the Trustee in the register of stockholders in respect thereof and to cancel said certificates and to issue to the Trustee a new certificate, representing 333,981 shares of Common Stock (the "Trust Shares"), in the name of the Trustee, which certificate shall bear a legend indicating that it has been issued pursuant to this Agreement. Said new certificate shall be held by the Trustee, in trust, for the benefit of the Beneficiaries, subject to the terms hereinafter set forth.

           2. DELIVERY OF TRUSTEE'S CERTIFICATES. Upon the delivery to the Trustee of the certificates and stock powers referred to in paragraph 1 hereof, the Trustee shall deliver to the First Beneficiary a certificate substantially in the form hereinafter set forth (a "Trustee's Certificate") for the number of Shares delivered to the Trustee by the First Beneficiary, and the

Trustee shall deliver to the Second Beneficiary a Trustee's certificate for the number of Shares delivered to the Trustee by the Second Beneficiary.

                  The Trustee's Certificate (the provisions of which are a part of this Agreement) shall be substantially in the following form:


                              TRUSTEE'S CERTIFICATE

         This is to certify that the undersigned Trustee has received a certificate or certificates issued in the name of [First Beneficiary][Second Beneficiary], evidencing the ownership of _______ shares of common stock, par value $0.01, of Gilman & Ciocia, Inc., a Delaware corporation (the "Shares"), and that the Shares are held subject to all the terms of that certain Agreement (the "Voting Trust Agreement"), dated as of _________, 2002, between Prime Management Corporation, Todd and Kathryn Travis, and Michael Ryan, as Trustee. During the term of the Voting Trust Agreement, the Trustee shall, as provided in the Voting Trust Agreement, possess and be entitled to exercise the right to vote and otherwise represent all of the Shares for all purposes, it being agreed that no voting authority or power shall pass to the holder hereof by virtue of the ownership of this Certificate.

         This Certificate is assignable with the right to issuance of a new certificate of like tenor only upon the surrender to the Trustee of this certificate properly endorsed. Upon the termination of the Voting Trust Agreement, this certificate shall be surrendered to the Trustee by the holder hereof upon delivery to the holder hereof of a certificate representing the Shares.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of ___________, 2002.


                                                   -----------------------------
                                                   Michael Ryan, Trustee

                  Each Trustee's Certificate may be transferred by endorsement by the person to whom issued, or by his, her or its attorney-in-fact, or by the administrator or executor of his, her or its estate, by delivery of such Trustee's Certificate so endorsed to the Trustee; but such transfer shall not be evidence to or be binding upon the Trustee until such Trustee's Certificate is surrendered to the Trustee and the transfer is entered upon the "Trustee's Certificate Book," which shall be kept by the Trustee to show the names of the parties by whom and to whom transferred, the numbers of the certificates, the number of shares and the date of transfer. No new Trustee's Certificate shall be issued until the Trustee's Certificate for the shares represented thereby shall have been surrendered to and cancelled by the Trustee, and the Trustee shall preserve the certificates so cancelled as vouchers. In case any Trustee's Certificate shall be claimed to be lost or destroyed, a new Trustee's Certificate may be issued in lieu thereof, upon such proof of loss as may be required by the Trustee.

           3.     VOTING AUTHORITY AND POWER OF TRUSTEE.

                  (a) Subject to Section 4 below, during the term of this Agreement, the Trustee shall have the sole and exclusive voting authority and power with respect to the Trust Shares at all regular and special meetings of the stockholders of the Company and may vote for, do or assent or consent to and shall have all the powers, rights and privileges of a stockholder of the Company.


                  (b) The Trustee may vote in person or by proxy, and a proxy in writing signed by the Trustee shall be sufficient authority to the person named therein to vote all the Trust Shares at any meeting, regular or special, of the stockholders of the Company.

           4. SALE OF OPTION SHARES. If, subsequent to the second anniversary of the date of this Agreement, the Second Beneficiary sells or otherwise transfers any of the Option Shares (the "Transferred Shares"), the Trustee's voting power and authority shall cease with respect to such Transferred Shares, the Transferred Shares shall no longer be subject to the terms of this Agreement. The Trustee's Certificate representing the Option Shares shall be surrendered to the Trustee and a new Trustee's Certificate issued to the First Beneficiary pursuant to Section 2 above representing the Option Shares less any Transferred Shares, and the certificate representing the Trust Shares shall be cancelled and a new certificate issued in the name of the Trustee representing the Trust Shares less any Transferred Shares.

           5.     DISTRIBUTION OF CASH DIVIDENDS.

                  (a) The Trustee shall distribute directly any cash dividends or distributions declared and paid on the Trust Shares (other than dividends or distributions made in the form of voting securities of the Company) to the holders of Trustee's Certificates in proportion to their respective interests therein as shown on the books of the Trustee, such distribution to be equivalent to the dividends or distribution which each respective holder would have been entitled to receive had the Shares not been deposited hereunder.

                  (b) The Trustee shall receive and hold, subject to the terms of this Agreement, any voting securities of the Company issued in respect of the Trust Shares by reason of any dividend, distribution, capital reorganization, stock split, combination or the like and shall issue and deliver Trustee's Certificates therefor to the holders of the Trustee's Certificates in proportion to their respective interests therein as shown on the books of the Trustee.

           6. TERM OF AGREEMENT. The trust hereby created shall terminate on May _, 2007. Until termination in accordance with the terms of this Agreement, neither this Agreement nor the trust hereby created shall be revocable or amendable, in whole or in part.

           7. LIABILITY FOR WILLFUL MISCONDUCT. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission undertaken in good faith in connection with his powers and duties under this Agreement, except for his own willful misconduct or gross negligence. The Trustee shall not be liable for acts or omissions of any employee or agent of the Company. The Trustee shall not be liable for acting in reliance on any notice, request, consent, certificate, instruction, or other paper or document or signature believed to be genuine and to have been signed by the proper party or parties. The Trustee may consult with legal and other counsel of his choosing, and any act or omission undertaken by the Trustee in good faith in accordance with the opinion of legal or other counsel shall be binding and conclusive on the parties to this Agreement.

           8. BINDING AGREEMENT. Every registered holder of a Trustee's Certificate, and every bearer of a Trustee's Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof, shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound thereby with the same force and effect as if such holder or bearer had executed this Agreement. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

           9. SEVERABILITY. The invalidity of any term or provision of this Agreement shall not affect the validity of the remainder of this Agreement.

           10. GOVERNING LAW. Regardless of the place of execution, delivery, performance or any other aspect of this Agreement, this Agreement and all of the rights of the parties under this Agreement shall be governed by, construed under and enforced in accordance with the substantive law of the State of Delaware without regard to conflicts of law principles.

           11. NO WAIVER. No waiver of any covenant or condition or the breach of any covenant or condition of this Agreement shall be deemed to constitute a waiver of any subsequent breach of such covenant or condition nor justify or authorize a nonobservance upon any occasion of such covenant or condition or any other covenant or condition of this Agreement.

           12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter thereof, and shall not be modified or amended except in a writing executed by both of the parties hereto.

                  IN WITNESS WHEREOF, the Trustee and the Beneficiaries have executed this Agreement as of the date set forth above.



                                            ------------------------------------
                                            Michael Ryan, as Trustee



                                            PRIME MANAGEMENT CORPORATION

                                            By: ________________________________



                                            ------------------------------------
                                            Kathryn Travis